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                                                                   EXHIBIT 23(c)


                                     CONSENT


         We hereby consent to the use of our name and the inclusion of our written fairness opinion dated October 27, 1996, in the Proxy Statement-Prospectus constituting Part I of the Registration Statement on Form S-4 of Pall Corporation ("Pall") relating to the issuance of up to 11,323,938 shares of Pall common stock in the merger of Gelman Sciences Inc. and a wholly-owned subsidiary of Pall. We also consent to the references to us in the said Proxy Statement-Prospectus appearing in the letter to stockholders and under the captions "Summary -- The Merger --Opinion of Gelman's Financial Advisor" and "The Merger --Background of the Merger" and "-- Opinion of Gelman's Financial Advisor." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Dated as of this 4th day of December, 1996


                                        CLEARY GULL REILAND & McDEVITT INC.



                                        By:  /s/Chris Barnes
                                             ---------------------------------
                                             Chris Barnes, Principal